Prudential Investment Portfolios 3
PGIM Quant Solutions Large-Cap Value Fund

AMENDMENT TO SUBADVISORY AGREEMENT

This Amendment to Subadvisory Agreement, effective as of July 1, 2023, is entered into between PGIM Quantitative Solutions LLC (“PQS” or the “Subadviser”), a New Jersey limited liability company, formerly known as Quantitative Management Associates LLC, and PGIM Investments LLC (the “Manager”), a New York limited liability company.

WHEREAS, the Subadviser and the Manager entered into a Subadvisory Agreement dated September 14, 2005, as amended (the “Subadvisory Agreement”), with respect to the PGIM Quant Solutions Large-Cap Value Fund (the “Fund”), formerly known as the Dryden Strategic Value Fund; and

WHEREAS the Subadviser and the Manager have mutually agreed to revise Schedule A of the Subadvisory Agreement, in order to reduce the subadvisory fee rate pursuant to which the Manager compensates the Subadviser for the services provided by the Subadviser to the Fund under the Subadvisory Agreement.

NOW THEREFORE, the parties mutually agree as follows:

1.  Effective July 1, 2023, the subadvisory fee rate schedule appearing in Schedule A of the Subadvisory Agreement is hereby deleted in its entirety and is replaced with the following new subadvisory fee rate schedule:

As compensation for services provided by PGIM Quantitative Solutions LLC, PGIM Investments LLC will pay PGIM Quantitative Solutions LLC a fee equal, on an annualized basis, to the following:
·	0.395% to $1 billion of average daily net assets;
·	0.375% over $1 billion of average daily net assets

2.  The Subadvisory Agreement is unchanged in all other respects.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM Quantitative Solutions LLC

Signed: /s/ Adam Hoczlowski
Printed Name and Title: Managing Director

PGIM INVESTMENTS LLC

Signed: /s/ Scott E. Benjamin
Printed Name and Title: Scott E. Benjamin, Executive Vice President